First Union National Bank
          of North Carolina
          Master Servicing Division
          301 South College Street, TW9
          Charlotte, North Carolina 28288-0828
          704 374-2487
          Fax 704 383-0387
          Toll Free 800 786-9819

                                 April 7, 1997

(logo)FIRST UNION

Norwest Bank Minnesota, NA
11000 Broken Land Parkway
Columbia, MD 21044


Attention: Michael L. Mayer

     Re: Pooling and Servicing Agreement dated and effective as of August 1, 1996 (the "Agreement") for Home Equity Loan Asset-Backed Certificates, Series 1996-1

Ladies and Gentlemen:

     Pursuant to the provisions of the Agreement, I, Anthony J.
Gagliardo, Vice President of First Union National Bank of North
Carolina do hereby certify as follows:

     1. A review of the activities of First Union National Bank of North Carolina (the "Master Servicer") during the period from August 1, 1996 through December 31, 1996 and of its performance under the Agreement has been made under my supervision; and

     2. To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such period.

     IN WITNESS WHEREOF, I have hereunto set my hand this 7th day of April, 1997.


                                        /s/Anthony J. Gagliardo
                                        Anthony J. Gagliardo
                                        Vice President
                                        First Union National Bank
                                          of North Carolina